Exhibit 99.1

CONSENT OF PERELLA WEINBERG PARTNERS LP

We hereby consent to (i) the use of our opinion letter, dated June 29, 2015, to the Board of Directors of Willis Group Holdings Public Limited Company (“Willis”) included in Annex B to the joint proxy statement/prospectus relating to the proposed Merger (as such term is defined in the Agreement and Plan of Merger, dated as of June 29, 2015, by and among Willis, Towers Watson & Co. and Citadel Merger Sub, Inc.), and (ii) the references to such opinion in such joint proxy statement/prospectus under the captions: “Summary—Opinion of Willis’ Financial Advisor,” “The Merger—Background of the Merger,” “Risk Factors—Risks Related to the Transaction,” “The Merger—Recommendation of the Willis Board of Directors and Willis’ Reasons for the Merger,” and “The Merger—Opinion of Willis’ Financial Advisor”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Perella Weinberg Partners LP
PERELLA WEINBERG PARTNERS LP

October 13, 2015